Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM INITIATES PHASE 2B EXCELLARATE CLINICAL STUDY FOR DIABETIC ULCERS

SAN DIEGO, CA – November 14, 2007 – Cardium Therapeutics (AMEX: CXM) and its subsidiary, Tissue Repair Company (TRC) announced the start of recruitment for its Phase 2b clinical trial (MATRIX) to evaluate the safety and efficacy of Excellarate™ for the potential treatment of non-healing diabetic foot ulcers. Excellarate is a DNA-based topical gel that is being developed to be administered once or twice to stimulate wound healing.

The MATRIX study (GAM501 for the Treatment of Diabetic Ulcers in the Lower Extremities), a randomized, double-blind, placebo-controlled, comparator arm clinical trial is expected to enroll approximately 210 patients at about 25 U.S. sites. The study will enroll patients diagnosed with Type I or II diabetes with a non-healing foot ulcer present that have been present for at least six weeks and who have failed standard of care therapy. The five arms of the study will include standardized care, consisting of surgical debridement, dressing changes, and weight off-loading devices, one or two applications of placebo, and one or two applications of Excellarate. The study’s primary endpoint is complete ulcer closure at 12 weeks or earlier. Secondary endpoints will be time to complete ulcer closure, change in ulcer area, durability of wound closure, and safety and tolerance. Enrollment criteria, participating sites and other information about the MATRIX trial can be found at http://www.clinicaltrials.gov/ct/show/NCT00493051.

“We believe that Cardium’s Excellarate topical gel product candidate, which is being developed as a physician-administered one or two-time treatment for diabetic patients with chronic, non-healing lower extremity ulcers, has the potential to be a best-of-class product compared to currently marketed products, products under development and other adjunctive therapies, including relatively expensive negative pressure pump systems and hyperbaric chamber therapies, which generally require daily treatments over extended periods of time. With our MATRIX clinical trial now underway, we expect to complete the study within approximately 12 months,” stated Christopher J. Reinhard, Chairman and Chief Executive Officer of Cardium.

The Excellarate topical gel employs TRC’s Gene Activated Matrix™ technology and is designed to provide localized and sustained cellular release of platelet-derived growth factor-BB protein (PDGF-BB). Sustained delivery of PDGF-BB directly at the wound site is believed to stimulate angiogenesis and granulation tissue formation through the recruitment and proliferation of cells such as monocytes, fibroblasts and endothelial cells, which are necessary for the stimulation of a variety of wound healing processes. A previous Phase 1/2 clinical trial showed that Excellarate appeared to be safe and well-tolerated and resulted in a high rate of complete wound closure.

Currently Participating MATRIX Clinical Sites

Clinical sites participating in the MATRIX study include: Mount Sinai School of Medicine (New York, NY); Aung Foothealth Clinics (Tucson, AZ); Banner Baywood Medical Center (Mesa, AZ); Associated Foot & Ankle Specialists (Phoenix, AZ); Southern California Institute for Research and Education, VA Medical Center (Long Beach, CA); Northern California Foot/Ankle Center (Santa Rosa, CA); LAC-USC Medical Center (Los Angeles, CA); Dr. Roy Kroeker DPM (Fresno, CA); Johns Hopkins Medical Center (Baltimore, MD), North American Center for Limb Preservation (New Haven, CT); Doctor's Research Network (Miami, FL); University of Miami (Miami, FL); Bay Pines VAHCS (Bay Pines, FL); Village Podiatry Group (Smyrna, GA); Memorial Hospital (Belleville, IL); New York Presbyterian Hospital (New York, NY); Stony Brook University Medical Center (Stony Brook, NY), University of North Carolina (Chapel Hill, NC); and Warren General Hospital (Warren, PA).

GAM Technology

Gene Activated Matrix™ (GAM) technology is designed to provide a therapeutic level of protein synthesis at a particular site in the body and can be used in soft tissue such as skin, ligament, tendons and cartilage, as well as hard tissue such as bone. The technology is distinctive in that it is an immobilized form of local gene delivery that allows for control of gene dispersion. GAM consists of a biocompatible matrix comprising a gene or DNA vector encoding a growth factor or other therapeutic protein. For tissue repair, the application method involves placement of a GAM gel directly onto a wound site. TRC’s studies have shown that proliferative cells in the body can migrate into the GAM, take up the immobilized vector and gene and then transiently express the encoded therapeutic protein. Compared with topical applications of proteins, this in situ expression method significantly prolongs the local availability of therapeutic protein to the cells involved in tissue repair. TRC’s GAM technology may have potential utility in several clinical indications where protein therapeutics have had limited success, including treatment of dermal wounds (such as diabetic foot ulcers), therapeutic angiogenesis (pharmacologically inducing new blood vessel growth), and orthopedic products for repair of various tissues, including hard tissue (bone) and soft tissue (ligament, tendon, cartilage).

About Cardium

Cardium Therapeutics, Inc. and its subsidiaries, InnerCool Therapies, Inc. and the Tissue Repair Company, are medical technology companies primarily focused on the development, manufacture and sale of innovative therapeutic products and devices for cardiovascular, ischemic and related indications. Cardium’s lead product candidate, Generx (alferminogene tadenovec, Ad5FGF-4), is a DNA-based growth factor therapeutic being developed for potential use by interventional cardiologists as a one-time treatment to promote and stimulate the growth of collateral circulation in the hearts of patients with ischemic conditions such as recurrent angina. For more information about Cardium Therapeutics and its businesses, products and therapeutic candidates, please visit www.cardiumthx.com or view its recent 2006 Annual Report at www.cardiumthx.com/flash/pdf/2006CardiumAnnualReport.pdf.

Cardium’s InnerCool Therapies subsidiary is a San Diego-based medical technology company in the emerging field of temperature modulation therapy which is designed to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurological outcomes. For more information about Cardium's InnerCool subsidiary and therapeutic hypothermia, including InnerCool’s Celsius Control System™, which has received regulatory clearance in the U.S., Europe and Australia, please visit www.innercool.com.

Cardium’s Tissue Repair Company subsidiary (TRC) is a San Diego-based biopharmaceutical company focused on the development of growth factor therapeutics for the treatment of severe chronic diabetic wounds. TRC’s lead product candidate, Excellarate, is a DNA-activated collagen gel for topical treatment formulated with an adenovector delivery carrier encoding human platelet-derived growth factor-BB (PDGF-BB). Excellarate is initially being developed to be administered once or twice for the potential treatment of non-healing diabetic foot ulcers. Excellarate will be evaluated in a Phase 2b study (MATRIX) which is expected to commence in the third quarter 2007. Other potential applications for TRC’s Gene Activated Matrix™ (GAM) technology include therapeutic angiogenesis (cardiovascular ischemia, peripheral arterial disease) and orthopedic products, including hard tissue (bone) and soft tissue (ligament, tendon, cartilage) repair. For more information about Cardium’s Tissue Repair Company subsidiary, please visit www.t-r-co.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that results or trends observed in one clinical study will be reproduced in subsequent studies, that our clinical trials can be initiated and conducted in a timely and effective manner, that clinical trials and other efforts to accelerate the development of our Excellarate™ product candidate will be successful, that necessary regulatory approvals will be obtained, that our actual or proposed products and treatments will prove to be sufficiently safe and effective, that competing products will not be safer, more effective or less expensive, that third parties on whom we depend will perform as anticipated, or that our products or product candidates will lead to value enhancing or partnering opportunities. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, our limited experience in the development, testing and marketing of therapeutic product candidates, risks and uncertainties that are inherent in the conduct of human clinical trials, including the cost, timing and results of such trials, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2007 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics™ and Generx™ are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Excellarate™, Gene Activated Matrix™ and GAM™ are trademarks of

Tissue Repair Company.

InnerCool Therapies®, InnerCool® and Celsius Control System™ are trademarks of

InnerCool Therapies, Inc.